Exhibit 10.1

AMENDMENT TO THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDMENT TO THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of March 8, 2006, between Wellsford Real Properties, Inc., a Maryland corporation with offices at 535 Madison Avenue, New York, New York 10022 (the "Company"), and David M. Strong, an individual residing at 700 Franklin Street, Denver, Colorado 80218 ("Executive").

WHEREAS, the Company and the Executive previously entered into a Third Amended and Restated Employment Agreement, dated as of October 19, 2004 (the "Employment Agreement"); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE for good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the Employment Agreement is hereby amended as follows:

1.            Section 1(b) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(b)          The Executive shall devote substantially all of his time, attention and energies during business hours to the performance of his duties hereunder; provided, however, that the Executive may pursue or be involved in other business enterprises so long as such other business enterprises do not interfere with the performance of his duties to the Company as determined by the Chairman of the Board and President of the Company in his discretion. The Executive shall give reasonable advance written notice to the Chairman of the Board and President of any intended pursuit of or involvement in any other business enterprise.

2.            Section 2 of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

2.            Employment Term. Unless earlier terminated, the term of employment shall continue in effect through December 31, 2007 (as such date may be extended in accordance with this Section 2, the “Termination Date”); provided, however, that, on January 1, 2008 and thereafter at the end of each successive term, the term of this Third Amended and Restated Agreement shall automatically be extended for one additional year (or such other shorter period of at least six months as may be designated by the Company by written notice to the Executive at least 45 days prior to the expiration of the then current term) beyond the end of such term, not later than 30 days prior to the expiration of the then current term, either the Executive or the Company shall have given notice to the other not to extend this Third Amended and Restated Agreement.

3.            Section 3(c)(i)(F) of the Employment Agreement is amended by adding the following at the end thereof:

As of December 31, 2005, $604,745 of the Special Bonus has been vested and earned by the Executive. The Company paid such amount to the Executive on January 15, 2006.

4.            Section 3(e) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(e)	[Intentionally Omitted.]

5.            Section 3 of the Employment Agreement is hereby amended by added the following at the end thereof as paragraphs (k) and (l):

(k)          Retention Bonus. Upon the earlier of (i) December 31, 2008, (ii) the expiration or termination of this Third Amended and Restated Agreement (it being understood that this Third Amended and Restated Agreement shall not be deemed expired or terminated at the end of any term if extended in accordance with Section 2 hereof), for any reason other than as a result of the disability of the Executive, the termination of the Executive by the Company for Cause (as defined below) or the termination of this Third Amended and Restated Agreement by the Executive and (iii) the sale of all condominium units with respect to the Gold Peak Project, the Executive shall be entitled to receive additional compensation (the “Retention Bonus”) in an aggregate amount equal to two times the Executive’s then effective annual base salary. The Retention Bonus shall be paid to the Executive within 60 days after the applicable event pursuant to which such Retention Bonus becomes payable, subject to the execution and delivery by the Executive to the Company of a release in form and substance satisfactory to the Company.

(l)           Life Insurance. So long as the Executive is insurable at normal and customary premium rates for a person of his age, the Company shall within a reasonable time after the date hereof, purchase a policy or policies of term life insurance on the life of the Executive in the aggregate amount of the Retention Bonus, and shall maintain such policies (as the same may be renewed and/or replaced from time to time) until the earlier of December 31, 2008 or the termination of this Third Amended and Restated Agreement for any reason. The Executive shall cooperate fully in purchasing and maintaining any such policy and take all actions as are customary in the insurance industry and as otherwise reasonably requested by the Company in connection therewith including, without limitation, submitting to one or more physical examinations. The Company shall be the sole owner and beneficiary of any such policy, and may exercise all ownership rights with respect thereto. Upon the death of the Executive, the proceeds of any such policy shall be used towards the payment of the Retention Bonus to the Executive’s estate.

6.            Section 4(b) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(b)          The Company shall reimburse the Executive for all legal fees and related expenses (including the costs of experts, evidence and counsel) paid by the Executive as a result of (i) the termination of Executive’s employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) the Executive seeking to obtain or enforce any right or benefit provided by this Third Amended and Restated Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits or (iii) any action taken by the Company against the Executive; provided, however, that the Company shall reimburse the legal fees and related expenses described in this subsection 4(b) only if and when a final judgment has been rendered in favor of the Executive and all appeals related to any such action have been exhausted.

7.	Section 4(c) of the Employment Agreement is hereby deleted in its entirety.

8.            Sections 6(e) and (f) of the Employment Agreement are hereby deleted in their entirety, and the following is substituted in lieu thereof:

(e)          The Company, by not less than 60 days prior written notice to the Executive, may terminate this Third Amended and Restated Agreement without Cause. Following such termination, the Company shall continue to pay to the Executive all monies (including salary and bonus) due hereunder through the later of December 31, 2007 and the Termination Date, and any Retention Bonus to which the Executive may be entitled pursuant to Section 3(k) hereof, in each case at such times and in such amounts as if Executive had not been terminated without Cause.

9.            Section 7 of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

7.	[Intentionally Omitted.]

10.          Section 8(d) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(d)	[Intentionally Omitted.]

11.          Section 8(e) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(e)          If the Executive commits a breach of any of the provisions of subsection (b) above, the Company shall have the right and remedy to have the provisions of this Third Amended and Restated Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Each of the rights and remedies enumerated in this subsection (e) shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

12.          Section 8(f) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(f)           If any provision of subsection (b) is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

13.          Governing Law; Arbitration. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to New York’s conflicts of law principles.

14.          Entire Agreement. The Employment Agreement, as amended hereby, sets forth the entire agreement of the parties and is intended to supersede all prior employment negotiations, understandings and agreements. Except as specifically amended hereby, the Employment Agreement remains in full force and effect.

15.          Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Third Amended and Restated Agreement as of the date first above written.

WELLSFORD REAL PROPERTIES, INC.

By:	/s/ James J. Burns
James J. Burns
Chief Financial Officer

EXECUTIVE:

/s/ David M. Strong

David M. Strong

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